                                      Exhibit 99.1

For Immediate Release
October 9, 2003

         NORDSTROM REPORTS SEPTEMBER SAME-STORE SALES INCREASE OF 7.7%
   SEATTLE - October 9, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $563.7 million for the five-week period ending October 4, 2003, an increase of 11.4 percent compared to sales of $505.9 million for the five-week period ending October 5, 2002. Same-store sales increased 7.7 percent.

   September same-store sales in full-line stores increased in all geographic regions and all major merchandise divisions.

   Preliminary quarter-to-date sales of $966.2 million increased 11.4 percent compared to quarter-to-date 2002 sales of $867.6 million. Quarter-to-date same-store sales increased 5.8 percent.

   Preliminary year-to-date sales of $4.1 billion increased 7.2 percent compared to year-to-date 2002 sales of $3.8 billion. Year-to-date same-store sales increased 2.6 percent.

SALES RECORDING
   To hear Nordstrom's prerecorded September sales message, please dial (402) 220-6036. This recording will be available for one week.

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this sales release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar Increase/     % Change   % Change
Sales Reconciliation ($M) September 2003 September 2003      Decrease      Total Sales Comp Sales
                            ------------   ------------  ----------------  -----------  ---------
         Number of Days GAAP           35          30
                  GAAP Sales       $563.7      $426.4           $137.3          32.2%       27.2%
Plus October 1-5, 2002 sales            -       $79.5
        Reported 4-5-4 sales       $563.7      $505.9            $57.8          11.4%        7.7%
                                =========   =========
        4-5-4 Adjusted Days            35          35


                                                         Dollar Increase/     % Change   % Change
Sales Reconciliation ($M)       QTD 2003      QTD 2003       Decrease      Total Sales Comp Sales
                            ------------   ------------  ----------------  -----------  ---------
         Number of Days GAAP           63          61
                  GAAP Sales       $966.2      $861.1           $105.1          12.2%        6.0%
   Less Aug. 1-3, 2002 sales            -      ($73.0)
   Plus Oct. 1-5, 2002 sales            -       $79.5
        Reported 4-5-4 sales       $966.2      $867.6            $98.6          11.4%        5.8%
                                =========   =========
        4-5-4 Adjusted Days            63          63


                                                                Dollar       % Change    % Change
Sales Reconciliation ($M)       YTD 2003    YTD 2002          Increase    Total Sales  Comp Sales
                             ----------- -----------  ----------------    -----------  ----------
        Number of Days GAAP          246         242
                 GAAP Sales     $4,104.9    $3,762.4            $342.5           9.1%        3.7%
          Less Feb. 1, 2003       ($18.2)          -
  Less Feb. 1-2, 2002 sales            -      ($30.4)
  Plus Oct. 1-5, 2002 sales            -       $79.5
       Reported 4-5-4 sales     $4,086.7    $3,811.5            $275.2           7.2%        2.6%
                               =========   =========
        4-5-4 Adjusted Days          245         245

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.
                  October Sales Release         Thurs., November 6, 2003
                  Third Quarter Earnings        Thurs., November 20, 2003
                  November Sales Release        Thurs., December 4, 2003
                  December Sales Release        Thurs., January 8, 2004

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 147 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 91 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)             Sept.    Sept.       QTD       QTD        YTD       YTD
                                       2003     2002       2003      2002       2003      2002
                                       ----     ----       ----      ----       ----      ----
Total sales                          $563.7    $505.9    $966.2    $867.6   $4,086.7  $3,811.5
Total sales percentage change          11.4%      6.6%     11.4%      5.4%       7.2%      5.0%
Same-store sales percentage change      7.7%      1.7%      5.8%      1.0%       2.6%      0.5%

Number of stores (as of October 4, 2003)
     Full-line                          91         86
     Rack and other                     56         55
     International Faconnable boutiques 31         23
                                       ---        ---
     Total                             178        164

Gross square footage            19,011,000 18,047,000

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release might contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
                                     ###